Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 30, 2012, among HOS Port, LLC (the “Guaranteeing Subsidiary”), a subsidiary of Hornbeck Offshore Services, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Company and certain Guarantors have heretofore executed and delivered to the Trustee an Indenture, dated as of November 13, 2006 (the “Indenture”), providing for the issuance of $250,000,000 in principal amount of 1.625% Convertible Senior Notes due 2026 (the “Securities”);

WHEREAS, the Guaranteeing Subsidiary has guaranteed the Company’s 5.875% Senior Notes due 2020 and, as such, is required pursuant to Sections 3.09 and 13.03 of the Indenture to execute this Supplemental Indenture and notation of guarantee of Notes;

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Securities and the Indenture on the terms and conditions set forth herein (the “Subsidiary Guarantee”); and

WHEREAS, pursuant to Section 3.09 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Subsidiary Guarantee and in the Indenture including but not limited to Article 13 thereof.

3. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary (other than the Company or a Guarantor in its capacity as a stockholder of a Subsidiary), as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Securities, any Subsidiary Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of the Securities by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

4. New York Law to Govern. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

HORNBECK OFFSHORE SERVICES, INC.

By:	/s/ James O. Harp, Jr.
Name: James O. Harp, Jr.
Title: Executive Vice President and
Chief Financial Officer

GUARANTORS:

ENERGY SERVICES PUERTO RICO, LLC
HORNBECK OFFSHORE SERVICES, LLC
HORNBECK OFFSHORE
TRANSPORTATION, LLC
HORNBECK OFFSHORE OPERATORS, LLC
HOS-IV, LLC
HORNBECK OFFSHORE TRINIDAD & TOBAGO, LLC
HOS PORT, LLC

By:	/s/ James O. Harp, Jr.
Name: James O. Harp, Jr.
Title: Executive Vice President and
Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Martin Reed
Name: Martin Reed
Title: Vice President

NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth and subject to the provisions in the Indenture (the “Indenture”), dated as of November 13, 2006, among Hornbeck Offshore Services, Inc. (the “Company”), the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest (including Additional Interest, if any) on, the Securities, whether at Stated Maturity, by acceleration, redemption or otherwise, and the due and punctual payment of interest on overdue principal of, premium, if any, and interest (including Additional Interest) on the Securities, if any, if lawful, and (b) in case of any extension of time of payment or renewal of any Securities or any of such other obligations, that the same will be promptly paid in full when due, whether at Stated Maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Securities and to the Trustee pursuant to the Subsidiary Guarantee and the Indenture are expressly set forth in Article 13 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guarantee. Each Holder of a Security, by accepting the same, (a) agrees to and shall be bound by such provisions and (b) appoints the Trustee attorney-in-fact of such Holder for such purpose.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

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IN WITNESS WHEREOF, the party hereto has caused this Notation of Subsidiary Guarantee to be duly executed, all as of the date first written above.

HOS PORT, LLC

By:	/s/ James O. Harp, Jr.
Name: James O. Harp, Jr.
Title: Executive Vice President and
Chief Financial Officer